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                                                                    EXHIBIT 10.6

                                                                  EXECUTION COPY

                              MANAGEMENT AGREEMENT

          THIS MANAGEMENT AGREEMENT is made as of August 10, 2001, by and among Bruckmann, Rosser, Sherrill & Co., L.L.C., a Delaware limited liability company (the "SERVICE PROVIDER"), Head & Engquist Equipment, L.L.C., a Louisiana limited liability company (the "COMPANY") and Gulf Wide Industries, L.L.C., a Louisiana limited liability company ("GULF WIDE").

                                   WITNESSETH:

          WHEREAS, the Company desires to retain the Service Provider to provide business and organizational strategy, financial and investment management, and merchant and investment banking services to the Company and its subsidiaries, upon the terms and conditions hereinafter set forth, and the Service Provider is willing to undertake such obligations;

          WHEREAS, the Company is a wholly-owned subsidiary of Gulf Wide; and

          WHEREAS, the Company is a borrower pursuant to the terms of that certain Loan Agreement dated as of August 1998, as amended from time to time (the "CIT LOAN AGREEMENT"), between the Company and The CIT Group/Equipment Financing, Inc. For purposes of this Agreement, as of any period, the Company's then senior debt facility shall be referred to herein as the "SENIOR DEBT FACILITY". As of the date hereof, the Senior Debt Facility is the CIT Loan Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

     1. APPOINTMENT. The Company hereby engages the Service Provider, and the Service Provider hereby agrees under the terms and conditions set forth herein, to provide certain services to the Company and its subsidiaries as described in
Section 3 hereof.

     2. TERM. The term of this Agreement (the "TERM") shall commence on the date hereof and shall continue until December 31, 2006, and shall thereafter continue and remain in effect until the thirtieth day after either the Company gives the Service Provider or the Service Provider gives the Company written notice of its intent to terminate the Term. Notwithstanding the foregoing, if at any time prior to the expiration of the Term pursuant to the immediately preceding sentence, any person other than BRSEC Co-Investment II, LLC, John M. Engquist or any of their respective affiliates acquires a majority of the votes of Gulf Wide's common equity securities, then the Term shall terminate as of such time.

     3. DUTIES OF THE SERVICE PROVIDERS. The Service Provider shall provide the Company and its subsidiaries with business and organizational strategy, financial and investment management, and merchant and investment banking services (collectively, the "SERVICES"). The Services will be provided at such times and places as may reasonably be determined by the Service Provider. Notwithstanding anything in the foregoing to the contrary, the following services are specifically excluded from the definition of "SERVICES":

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          (i)   INDEPENDENT ACCOUNTING SERVICES. Accounting Services rendered to the Company, its subsidiaries or the Service Provider by an independent accounting firm or accountant (I.E., an accountant who is not an employee of the Service Provider); and

          (ii) LEGAL SERVICES. Legal services rendered to the Company, its subsidiaries, or the Service Provider by an independent law firm or attorney (I.E., an attorney who is not an employee of the Service Provider).

     4. POWER OF THE SERVICE PROVIDER. So that it may properly perform its duties hereunder, the Service Provider shall, subject to Section 7 hereof, have the authority and power to do all things necessary and proper to carry out the duties set forth in Section 3 hereof.

     5. COMPENSATION. As consideration payable to the Service Provider or any of its affiliates for providing the Services to the Company, the Company shall make the following payments to the Service Provider.

          (i) During the Term, the Service Provider shall be entitled to receive from the Company an annual management fee equal to the greater of (x) $500,000 or (y) one percent (1%) of EBITDA (as herein defined) (the "MANAGEMENT FEE") plus the reasonable out-of-pocket fees and expenses of the Service Provider or any of its affiliates (other than the Company or any of its subsidiaries). The Management Fee shall be payable by the Company in immediately available funds as follows: (A) $250,000, in advance, on each January 3 and July 2 (such payments, the "SEMI-ANNUAL PAYMENTS"); PROVIDED that the Service Provider hereby acknowledges that the applicable portion of the Semi-Annual Payment for the period beginning on the date hereof and ending on December 31, 2001 has previously been paid by the Company to the Service Provider and (B) by each February 15 (including the first February 15th which occurs after the expiration of the Term), any additional Management Fee which is due to the Service Provider with respect to the immediately preceding calendar year based upon the EBITDA for such calendar year. For purposes of this Agreement, "EBITDA" means, for any period, (x) the net income of the Company and its subsidiaries, on a consolidated basis, for such period (before the payment of any dividends or other distributions and excluding the effect of any exceptional gains or losses during such period), plus (y) the interest expense, federal, state, foreign and local income, franchise, capital gain, capital stock and other similar taxes, depreciation and amortization expense, and the Management Fee of the Company and its subsidiaries, on a consolidated basis, for such period, in each case, determined in accordance with United States generally accepted accounting principles.

          (ii) During the Term, the Service Provider shall be entitled to receive from the Company a transaction fee in connection with the consummation by the Company or any of its subsidiaries of (x) each material acquisition of an additional business, (y) each material divestiture and (z) each material financing or refinancing (other than any financing which is consummated by the Company in order to replace the financing provided to the Company pursuant to the CIT Loan Agreement (the "CIT FINANCING"), including any and all amount of such financing which is greater than the amount of the CIT Financing which is being replaced), in each case, in an amount equal to 1.25% of the aggregate value of such transaction (each such payment, a "TRANSACTION FEE") plus all reasonable out-of-pocket fees and expenses of the Service

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Provider or any of its affiliates (other than the Company or any of its subsidiaries) in connection with any such transaction.

          (iii) For the consummation of the transactions contemplated by the Recapitalization Agreement dated as of May 17, 1999 (the "RECAPITALIZATION AGREEMENT"), by and among the Company, Gulf Wide, BRS Equipment Company II, Inc. and the other parties named therein, the Company shall pay to the Service Provider a transaction fee of $3,218,750 (the "RECAPITALIZATION FEE") in immediately available funds, on the first to occur of (v) the last day of the Term, (w) the date of the refinancing of the debt outstanding under the Company's then Senior Debt Facility (but only if the lenders providing the new senior debt financing do not object to the payment by the Company of the Recapitalization Fee on such date), (x) the date the payment by the Company of the Recapitalization Fee would not cause a default under the then Senior Debt Facility and would not result in the Company ceasing to be able to pay its debts as they become due, (y) the date that BRSEC Co-Investment II, LLC and its affiliates collectively cease to own a majority of the votes of Gulf Wide's common equity securities, and (z) the date that (1) the Company makes an assignment for the benefit of creditors, or (2) an order, judgment or decree is entered by a court of competent jurisdiction adjudicating the Company bankrupt or insolvent, or (3) the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company, or
(4) any such petition or application is filed against the Company and such petition or application is not dismissed within 90 days. In addition, the Company shall either pay directly or reimburse the Service Provider for all of the reasonable out-of-pocket fees and expenses, including legal and accounting fees, incurred by the Service Provider or any of its affiliates (other than the Company or any of its subsidiaries) in connection with the negotiation and execution of the Recapitalization Agreement and the consummation of the transactions contemplated by the Recapitalization Agreement.

          (iv) Notwithstanding the foregoing, the payment of the Management Fee, any Transaction Fee and the Recapitalization Fee shall be subject to applicable restrictions contained in any of the Company's debt financing agreements. If any such restrictions prohibit the payment of any portion of the Management Fee, any Transaction Fee or the Recapitalization Fee which the Company would otherwise be required to make pursuant to this Section 5 or if such payment would cause a default under any of the Company's debt financing agreements, then the Company shall make such payment as soon as (x) it is permitted to do so under such restrictions and (y) such payment would not cause such a default.

     6. INDEMNIFICATION. In the event that the Service Provider or any of its affiliates, principals, partners, directors, stockholders, employees, agents and representatives (collectively, the "INDEMNIFIED PARTIES") becomes involved in any capacity in any action, proceeding or investigation in connection with any matter referred to in or contemplated by this Agreement, or in connection with its Services, the Company will indemnify and hold harmless the Indemnified Parties from and against any actual or threatened claims, lawsuits, actions or liabilities (including out-of-pocket expenses and the fees and expenses of counsel and other litigation costs and the cost of any preparation or investigation) of any kind or nature, arising as a result of or in connection with this Agreement and its Services, activities and decisions hereunder, and will periodically reimburse the Service Provider for its expenses as described above, except that the Company will not be obligated to so indemnify any Indemnified Party if, and to the extent that,

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such claims, lawsuits, actions or liabilities against such Indemnified Party directly result from the gross negligence or willful misconduct of such Indemnified Party as admitted in any settlement by such Indemnified Party or held in any final, non-appealable judicial or administrative decision. In connection with such indemnification, the Company will promptly remit or pay to the Service Provider any amounts which the Service Provider certifies to the Company in writing are payable to the Service Provider or other Indemnified Parties hereunder. The reimbursement and indemnity obligations of the Company under this Section 6 shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any Indemnified Party, as the case may be, of the Service Provider and any such affiliate and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Service Provider, and any such Indemnified Party. The foregoing provisions shall survive the termination of this Agreement.

     7. INDEPENDENT CONTRACTORS. Nothing herein shall be construed to create a joint venture or partnership between the parties hereto or an employee/employer relationship. The Service Provider shall be an independent contractor pursuant to this Agreement. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

     8. NOTICES. Any notice or other communications required or permitted to be given hereunder shall be in writing and delivered by hand or mailed by registered or certified mail, return receipt requested, or by telecopier to the party to whom it is to be given at its address set forth herein, or to such other address as the party shall have specified by notice similarly given.

          (a)  If to the Company:

               Head & Engquist Equipment, L.L.C.
               11100 Mead Road, 2nd Floor
               Baton Rouge, LA  70816
               Attention:  President
               Tel: (225) 298-5200
               Fax: (225) 298-5383

          (b)  If to the Service Provider:

               Bruckmann, Rosser, Sherrill & Co., L.L.C.
               126 East 56th Street, 29th Floor
               New York, New York 10022
               Attention: Bruce Bruckmann
               Tel:  (212) 521-3700
               Fax:  (212) 521-3799

     9. LIABILITY. The Service Provider is not and never shall be liable to any creditor of the Company and the Company agrees to indemnify and hold each Indemnified Party harmless from and against any and all such claims of alleged creditors of the Company and against all

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costs, charges and expenses (including reasonable attorneys fees and expenses)
incurred or sustained by any Indemnified Party in connection with any action, suit or proceeding to which it may be made a party by any alleged creditor of the Company. Notwithstanding anything contained in this Agreement to the contrary, the Company agrees and acknowledges that the Service Provider and its partners, principals, shareholders, directors, officers, employees and affiliates intend to engage and participate in acquisitions and business transactions outside of the scope of the relationship created by this Agreement and they shall not be under any obligation whatsoever to make such acquisitions, business transactions or other opportunities through the Company or offer such acquisitions, business transactions or other opportunities to the Company.

     10. ASSIGNMENT. No party hereto may assign any obligations hereunder to any other party without the prior written consent of the other party hereto.

     11. SUCCESSORS. This Agreement and all the obligations and benefits hereunder shall inure to the successors and permitted assigns of the parties hereto.

     12. COUNTERPARTS. This Agreement may be executed and delivered by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute but one and the same agreement.

     13. ENTIRE AGREEMENT; MODIFICATION; GOVERNING LAW. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions hereof shall be binding upon any party hereto unless approved in writing by an authorized representative of such party. All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

     14.  NO THIRD PARTY BENEFICIARIES. Except as provided in Section 6 and
Section 9 hereof, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

     15. OBLIGATIONS OF GULF WIDE AND THE COMPANY. The obligations of Gulf Wide and the Company are jointly and severally guaranteed by the other.

                                    * * * * *

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          IN WITNESS WHEREOF, the parties hereto have signed this Management
Agreement as of the day and year first above written.

                                       BRUCKMANN, ROSSER, SHERRILL & CO., L.L.C.



                                       By: /s/ J. Rice Edmonds
                                           -------------------------------------
                                           Name: J. Rice Edmonds
                                           Title:

                                       HEAD & ENGQUIST EQUIPMENT, L.L.C.



                                       By: /s/ John M. Engquist
                                           -------------------------------------
                                           Name:  John M. Engquist
                                           Title: Chief Executive Officer


                                       GULF WIDE INDUSTRIES, L.L.C.



                                       By: /s/ John M. Engquist
                                           -------------------------------------
                                           Name:  John M. Engquist
                                           Title: Chief Executive Officer